JOHN HANCOCK BOND TRUST

ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77D

On March 9, 2011, the Board of Trustees of John Hancock High Yield Fund (the Fund) amended the Fund’s investment policy regarding investing in certain sectors and issuers.  A supplement to each of the prospectuses of the Fund were filed with the Securities and Exchange Commission on March 15, 2011, as below:

The following Supplement to the prospectuses for John Hancock High Yield Fund, a series of John Hancock Bond Trust, was filed with the Securities and Exchange Commission on March 15, 2011 pursuant to Rule 497:

John Hancock High Yield Fund (the “fund”)

Supplement dated 3-15-11 to the current Prospectuses

In the “Fund summary – Principal investment strategies” section, the following information is added, as follows:

The fund may hold up to 20% of its total assets in the securities of companies in any one industry and up to 10% of its total assets in the securities of any individual issuer.

In the “Fund summary – Principal risks” section, the following information is added, as follows:

Sector investing risk Because the fund may focus on a single sector of the economy, its performance depends in large part on the performance of that sector. As a result, the value of your investment may fluctuate more widely than it would in a fund that is diversified across sectors.

In the “Fund details – Investment strategies” section, the following information is added to the first paragraph, as follows:

The fund may hold up to 20% of its total assets in the securities of companies in any one industry and up to 10% of its total assets in the securities of any individual issuer.

In the “Fund details – Risks of investing” section, the following information is added, as follows:

Sector investing risk

When a fund’s investments are focused in a particular sector of the economy, they are not as diversified as the investments of most mutual funds and are far less diversified than the broad securities markets. This means that such funds tend to be more volatile than other mutual funds, and the values of their investments tend to go up and down more rapidly. In addition, a fund that invests in a particular sector is particularly susceptible to the impact of market, economic, regulatory and other factors affecting that sector.

You should read this Supplement in conjunction with the Prospectus and retain it for future reference.